EXHIBIT 4.2

                   Agreement to Furnish Copies of Instruments
                         With Respect to Long Term Debt

         The Registrant has entered into certain agreements with respect to long-term indebtedness which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.

                                      OAKWOOD HOMES CORPORATION



                                      By:  /s/ C. Michael Kilbourne
                                              C. Michael Kilbourne
                                              Executive Vice President, Chief
                                                Financial Officer and Assistant
                                                Secretary

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